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CONTACT:  KIRK MILLER, 615-384-0100, EXT. 464

INNOVO GROUP REPORTS SALES INCREASE IN CALL WITH ANALYSTS

Sales increase of 68% reported and outlook for 1997 discussed in conference call

         SPRINGFIELD, TENNESSEE, March 14, 1997 - INNOVO GROUP INC.
(NASDAQ Symbol: INNO), the manufacturer and marketer of a broad line of fashion, utility and sport bags and licensed t-shirts, today announced that its sales for the first quarter of fiscal 1997 were $2,221,000, which represented a 68% increase over sales of $1,319,000 for the three months ended February 28, 1996. The announcement was made in a conference call with brokers and analysts in which company officials discussed their outlook for 1997 and the upcoming April 4, 1997 annual stockholders' meeting. Innovo indicated that an announcement having additional details about the first quarter sales would be made next week.

         Patricia Anderson-Lasko, Innovo's president and chief executive officer, told the group that the company anticipates real growth in sales in fiscal 1997 as the result of the new Walt Disney and Warner Bros. license product lines, as well as the continued growth in domestic craft sales. Ms. Anderson-Lasko explained that it takes six months from the time a new license is acquired until the products are at market. The Warner and Disney licenses were secured in late 1996, and the first quarter benefitted a little from some initial Warner product shipments. Innovo's president indicated that the company was currently on schedule to continue initial Warner shipments in the second quarter, and to start Disney product shipments in the third quarter. She concluded by saying that the effect of these new licenses should be visible in the third and fourth quarters, but added that a period of two years is needed before the full potential of a new license is known or reached, and that therefore these licenses could produce additional growth in 1998. The company indicated that it was not presently willing to quote a projection for sales due to the newness of the Disney and Warner products and markets, but added that contingency plans were in place in the event that the sales growth was lower than internally projected.

         In response to questions about the company's projected net income for fiscal 1997, Ms. Anderson-Lasko and Scott Parliament, Innovo's chief operating officer, indicated that the projected increase in sales, as well as new focus and controls over product costs and overhead allow the company to forecast real improvement in operating results. They indicated that the first quarter had been projected to be a loss, and would be, and that a loss in the second quarter was also projected consistent with the seasonality of the company's sales, and because the first and second quarters will continue to reflect the expense of developing the new Warner and Disney products. The company indicated that it projected that 70% of its 1997 sales would come in the second half of the year, compared to 54% in fiscal 1996. As a result, the second half of the year would be the key to the overall 1997 results. Innovo also reminded the group that projections are subject to risks and uncertainties and that consumer spending and product acceptance, and the availability of working capital and labor, could affect results.

         With respect to the upcoming April 4 annual meeting, the company indicated that it was aware that the proposal to increase the number of authorized common shares was drawing a lot of attention. Ms. Anderson-Lasko stated that she felt that it was important to understand that while the company was asking for the authorization of an additional 40 million shares, it currently had no plans or commitments to issue the majority of them, and did not anticipate near-term use of the majority of the new shares. Ten million shares would be reserved for outstanding warrants, conversion rights and options, but 775,000 would underlie warrants that were out of the money, and 4 million would underlie a stock option that would not enter the float near-term. Additionally, any warrant exercise would produce working capital for the company. Innovo's president also indicated that the company's current 1997 projections showed a possible need for between $250,000 and $400,000 of working capital in the second quarter to support sales, but that the company hoped to obtain that, if needed, from one or a combination of warrant exercise, debt financing or debt refinancing. If a common stock issuance was needed, it would still leave the majority of the new shares unused.

         Innovo Group manufactures and markets a wide range of both fashion oriented and utility and sports designed tote, laundry and duffle bags, lunch bags, fanny packs, aprons and other canvas craft products, as well as sports-licensed bags and backpacks and licensed t-shirts. The company's fashion lines are based on its own designs, while the sports lines feature both company designs and the logos of NFL, MLB, NHL, NBA and college teams. Innovo also holds licenses from Walt Disney, Warner Bros. and Anheuser-Busch Cos. Innovo's Thimble Square subsidiary manufactures and distributes a ladies' ready-to-wear at home, sleep and lounge wear from plants in Georgia.


LISTED:                            NASDAQ SmallCap Market
TRADING SYMBOL:                    INNO